EXHIBIT 5.1

May 2, 2012

Dana Holding Corporation

3939 Technology Drive

Maumee, Ohio 43537

Re: Registration Statement on Form S-8

Dear Sir/Madam:

I am Senior Counsel & Assistant Secretary for Dana Holding Corporation, a Delaware corporation (the “Company”). This opinion is being rendered with respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 (the “Act”), as amended, 5,000,000 shares of common stock, $0.01 par value, of the Company (the “Securities”). The Securities are to be issued under the Dana Holding Corporation 2012 Omnibus Incentive Plan (the “Incentive Plan”) (the “Plan”).

I have examined such certificates, instruments, and documents and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, and subject to further limitations, qualifications and assumptions set forth herein, I am of the opinion that:

The Securities have been duly authorized and, when issued in accordance with the terms of the Plan and when the Registration Statement shall have become effective, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporation laws of the State of Delaware (including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Securities pursuant to the Plan and the applicable awards agreements will be in full force and effect at all times at which such Securities are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinions above, I have assumed that each grant of awards under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors of the Company.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ ROBERT W. SPENCER, JR.
Robert W. Spencer, Jr.
Senior Legal Counsel & Assistant Secretary